Exhibit 99(a)(1)(G)

Form of Accredited Investor Verification Letter

[Professional’s Letterhead]

[Date]

Zoomcar Holdings, Inc.
Anjaneya Techno Park, No.147, 1st Floor,

Kodihalli, Bangalore, India
Attn: Shachi Singh

Re: Accredited Investor Verification under Rule 506(c)

Dear Sir or Madam:

This letter is provided in connection with the proposed private offering (the “Offering”) by Zoomcar Holdings, Inc. (the “Company”) pursuant to Rule 506(c) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

I have been engaged by [Name of Holder/Prospective Investor] (the “Investor”) in my capacity as a [Certified Public Accountant / Licensed Attorney / Registered Investment Adviser / Broker-Dealer / Other — specify] and my business address is [Address].

I understand that the Company is relying on Rule 506(c) of Regulation D to conduct the Offering, which requires the Company and/or its Placement Agent to take reasonable steps to verify that purchasers in the Offering are “accredited investors” as defined in Rule 501(a) of Regulation D.

Based upon my personal examination of information provided to me by the Investor, including but not limited to [specify documentation reviewed, such as account statements, tax returns, W-2s, audited financials, written representation from the Investor regarding income or net worth, or other documents sufficient to substantiate accredited investor status], and my knowledge of the Investor’s financial circumstances as of [Verification Date], it is my professional opinion that:

☐ The Investor is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act, by virtue of satisfying the requirements of one or more of the following categories (check all that apply):

☐ Rule 501(a)(1) — the Investor is a bank, insurance company, registered investment company, business development company, or small business investment company;

☐ Rule 501(a)(2) — the Investor is a business in which all the equity owners are accredited investors;

☐ Rule 501(a)(3) — the Investor is a charitable organization, corporation, or partnership with total assets in excess of $5 million;

☐ Rule 501(a)(4) — the Investor is a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the securities offered;

☐ Rule 501(a)(5) — the Investor is an individual whose individual net worth, or joint net worth with spouse or spousal equivalent, exceeds $1 million (excluding primary residence), as of the verification date;

☐ Rule 501(a)(6) — the Investor is an individual with individual income in excess of $200,000 in each of the two most recent years (or joint income with spouse or spousal equivalent in excess of $300,000 in those years) and a reasonable expectation of the same income level in the current year;

☐ Rule 501(a)(7) — the Investor is a director, executive officer, or general partner of the Company or a related company;

☐ Rule 501(a)(8) — the Investor is a trust with total assets in excess of $5 million as of the last day of the most recent fiscal year and whose investments are directed by a sophisticated person;

☐ Rule 501(a)(9) — the Investor is an entity in which all of the equity owners are accredited investors by virtue of one or more of the above categories.

☐ Other (describe basis for accredited status):

I am an active member in good standing of [licensing body — e.g., State Bar of __________; American Institute of Certified Public Accountants; FINRA; SEC Registered Investment Adviser], and I have no reason to believe that the information provided to me by the Investor is inaccurate. This letter is being provided solely for the purpose of compliance with Rule 506(c) of Regulation D and may not be relied upon for any other purpose.

Please feel free to contact me directly at [Phone Number] or [Email Address] if you require any further information.

Sincerely,

[Signature of Professional]
[Name of Professional]
[Title/Designation]
[Firm Name]

Professional License/Registration No.: ____________________

Jurisdiction: ____________________